                                                                 Exhibit 2.2

                                                               EXECUTION COPY

                   OPTION TERMINATION AND GRANT AGREEMENT

     OPTION TERMINATION AND GRANT AGREEMENT, dated as of December 11, 1998 (this "AGREEMENT"), by and among Allied Digital Technologies Corp., a Delaware corporation ("Allied"), Vaughn Communications, Inc., a Minnesota corporation ("VCI") and E. David Willette (the "OPTIONHOLDER"). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement and Plan of Merger, dated the date hereof, by and among Twin Acquisition Corp. ("TAC"), Allied Digital, Inc. and VCI (as such agreement may be amended from time to time, the "MERGER AGREEMENT").

     WHEREAS, concurrently herewith, TAC and VCI are entering into the Merger Agreement, pursuant to which TAC will be merged with and into VCI (the "MERGER"), whereby (i) each share of common stock, par value $.10 per share, of VCI ("VCI COMMON STOCK") issued and outstanding immediately prior to the Effective Time, other than certain shares as set forth in Section 2.1 of the Merger Agreement, will be converted into the right to receive cash and (ii) other than as set forth in this Agreement, each option to purchase VCI Common Stock (a "VCI STOCK OPTION") outstanding immediately prior to the Effective Time, whether or not vested or exercisable, will be cancelled and converted into the right to receive cash;

     WHEREAS, the Optionholder Beneficially Owns VCI Stock Options; and

     WHEREAS, the Optionholder desires to cancel, immediately prior to the Effective Time, all of his VCI Stock Options and, in consideration for such cancellation, acquire a non-qualified option to purchase shares of Series C Preferred Stock of Allied, par value $.01 per share ("SERIES C PREFERRED"), upon the terms and conditions set forth in the Stock Option Agreement and Letter of Grant attached hereto as Exhibit A ("OPTION GRANT AGREEMENT");

     NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual agreements contained herein, the parties hereby agree as follows:

     Section 1. CERTAIN DEFINITIONS. The following terms, when used in this Agreement shall have the following meanings (such definitions to be equally applicable to both singular and plural terms of the terms defined):

     "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person, provided that no security holder of any Person shall be deemed an Affiliate of any other security holder solely by reason of any investment in such Person. For the purpose of this definition, the term "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of stock, as a trustee or executor, by Contract or credit arrangement or otherwise.

     "AGREEMENT" has the meaning ascribed thereto in the introductory paragraph of this Agreement.

     "ALLIED" has the meaning ascribed thereto in the introductory paragraph of this Agreement.

     "ALLIED OPTION" has the meaning ascribed thereto in Section 2(a) of this Agreement.

     "ALLIED OPTION SHARES" means, collectively, the shares of Series C Preferred that are issuable upon exercise of the Allied Option.

     "BENEFICIAL OWNERSHIP" or "BENEFICIALLY OWN" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" as described in Section 13(d)(3) of the Exchange Act.

     "BUSINESS DAY" means any day on which the principal offices of the Securities and Exchange Commission in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day other than a day on which banks in New York, New York are required or authorized to be closed.

     "CLOSING" has the meaning ascribed thereto in Section 2(b) of this Agreement.

     "CLOSING DATE" has the meaning ascribed thereto in Section 2(b) of this Agreement.

     "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, directly or indirectly or as a trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as a trustee or executor, by Contract or credit arrangement or otherwise.

     "DGCL" has the meaning ascribed thereto in Section 11(k) of this Agreement.

     "INVESTORS' AGREEMENT" has the meaning ascribed thereto in Section 5 of this Agreement.

     "MERGER" has the meaning ascribed thereto in the introduction paragraph of this Agreement.

     "MERGER AGREEMENT" has the meaning ascribed thereto in the introductory paragraph of this Agreement.

     "OPTION GRANT AGREEMENT" has the meaning ascribed thereto in the recitals of this Agreement.

     "OPTIONHOLDER" has the meaning ascribed thereto in the introductory paragraph of this Agreement.

     "PERMITTED TRANSFEREE" means in the case of the Optionholder, (i) a spouse or lineal descendant (including by adoption and stepchildren), heir, executor, testamentary trustee or legatee of the Optionholder or (ii) any trust or estate the beneficiaries of which, or any corporation, limited liability company or partnership, the stockholders, members or partners of which include only the Persons described in clause (i) above.

     "PERSON" means an individual, corporation, partnership, limited liability company, limited partnership, association, trust, unincorporated organization or other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

     "REGISTRATION RIGHTS AGREEMENT" has the meaning ascribed thereto in
Section 5 of this Agreement.

     "SERIES C PREFERRED" has the meaning ascribed thereto in the recitals of this Agreement.

     "TAC" has the meaning ascribed thereto in the introductory paragraph of this Agreement.

     "TRUSTEE" has the meaning ascribed thereto in Section 3(c) of this Agreement.

     "VCI" has the meaning ascribed thereto in the introductory paragraph of this Agreement.

     "VCI COMMON STOCK" has the meaning ascribed thereto in the recitals of this Agreement.

     "VCI STOCK OPTIONS" has the meaning ascribed thereto in the recitals of this Agreement.

     "WILLETTE OPTIONS" has the meaning ascribed thereto in Section 2(a) of this Agreement.

     Section 2.  TERMINATION AND GRANT OF OPTIONS; CLOSING.

          (a) Subject to the terms and conditions of this Agreement, immediately prior to the Effective Time, the Optionholder shall cancel VCI Stock Options to purchase 128,500 shares of VCI Common Stock, representing
     (i) VCI Stock Options to purchase 20,500 shares of VCI Common Stock at an exercise price of $3.1250 per share, (ii) VCI Stock Options to purchase 22,000 shares of VCI Common Stock at an exercise price of $5.1000 per share, (iii) VCI Stock Options to purchase 34,000 shares of VCI Common Stock at an exercise price of $5.8438 per share, (iv) VCI Stock Options to purchase 27,000 shares of VCI Common Stock at an exercise price of $7.5438 per share, and (v) VCI Stock Options to purchase 25,000 shares of VCI Common Stock at an exercise price of $11.05 per share (the "WILLETTE OPTIONS") and, in consideration for such cancellation, acquire a non-qualified option (the "ALLIED OPTION") consisting of the right to purchase 10,000 shares of Series C Preferred at an exercise price of $543,634.30, subject to the terms and conditions set forth in the Option Grant Agreement.

          (b) The cancellation of the Willette Options and grant of the Allied Option shall take place immediately prior to the Effective Time on the date ("CLOSING DATE") of closing ("CLOSING") of the transactions contemplated by the Merger Agreement at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, NY 10178.

          (c) At the Closing, immediately prior to the Effective Time, (i) Allied will deliver to the Optionholder the Option Grant Agreement, duly executed by Allied, evidencing the grant of the Allied Option and (ii) upon such delivery, the Willette Options shall be duly cancelled with no further action on the part of any Person and shall have no further force and effect, and thereafter neither VCI nor any other Person shall have any further Liability with respect to any such Willette Options.

          (d) VCI shall take the necessary steps to cause the Willette Options to be duly cancelled in accordance with Section 2(c) above.

     Section 3. REPRESENTATIONS AND WARRANTIES OF THE OPTIONHOLDER. The Optionholder hereby represents and warrants to Allied as of the date hereof and as of the Closing Date as follows:

          (a) The Optionholder has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Optionholder, and (assuming due authorization, execution and delivery by the Optionholder) constitutes a valid and binding obligation of the Optionholder. enforceable against it in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and by general principles of equity.

          (b) The execution and delivery by the Optionholder of this Agreement, the performance by the Optionholder of its obligations hereunder and the consummation of the transactions contemplated by this Agreement do not (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, or (iii) require the Optionholder to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result of or under the terms of any Contract or other agreement to which the Optionholder is a party or by which any of his assets and/or properties is bound.

          (c) The Optionholder is either (i) the record holder or Beneficial Owner of, or (ii) trustee (such trustee, a "Trustee") of a trust that is the record holder or Beneficial Owner of, and whose beneficiaries are the Beneficial Owners of, each of the VCI Stock Options set forth opposite the Optionholder's name on Schedule I hereto setting forth the exercise price thereof.

          (d) The Willette Options constitute all of the VCI Stock Options either (i) Beneficially Owned or held of record by the Optionholder or (ii) held in a trust to which the Optionholder is Trustee that is the record bolder or Beneficial Owner of, and whose beneficiaries are the Beneficial Owners of, such VCI Stock Options.

          (e) Each Willette Option is free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever;

          (f) No broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection wit the transactions contemplated hereby based upon arrangements made by or on behalf of the Optionholder in his or her capacity as such.

          (g) The Optionholder understands and acknowledges that Allied is directing TAC to enter into the Merger Agreement in reliance upon the Optionholder's execution and delivery of this Agreement with Allied.

     Section 4. REPRESENTATIONS AND WARRANTIES OF ALLIED. Allied hereby represents and warrants to the Optionholder, as of the date hereof and as of the Closing Date, as follows:

          (a) Allied is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

          (b) Allied has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Allied of this Agreement and the consummation by Allied of the transactions contemplated hereby have been duly and validly authorized and approved by all required corporate action. This Agreement has been duly executed and delivered by Allied, and (assuming due authorization, execution and delivery by the Optionholder) constitutes a valid and binding obligation of Allied, enforceable against it in accordance with its terms, except as limited by
     (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally, (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law, and to the discretion of the court before which any proceeding therefor may be brought, or (iii) public policy considerations or court decisions which may limit the rights of the parties thereto for indemnification.

          (c) No broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Allied.

     Section 5. CERTAIN AGREEMENTS. Immediately prior to the Effective Time, the Optionholder shall (i) become a party to that certain Investors' Agreement, dated September 24, 1998, as such agreement may have been or may be modified or amended from time to time (the "INVESTORS' AGREEMENT"), by and among Allied and the Persons named therein, by executing a joinder agreement and shall be deemed an Additional Management Stockholder (as defined in the Investors' Agreement) for purposes thereof and shall be fully bound by, and subject to, the provisions of the Investors' Agreement that are applicable to such Person, and (ii) become a party to the Allied Digital Technologies Corp. Registration Rights Agreement, dated as of September 24, 1998, as such agreement may have been or may be modified or amended from time to time (the "REGISTRATION RIGHTS AGREEMENT"), by and among Allied and the Persons named therein, by executing a joinder agreement and shall be deemed an Additional Management Stockholder (as defined in the Investors' Agreement) for purposes thereof and fully bound by, and subject to, the covenants, terms and conditions of the Registration Rights Agreement that are applicable to such Person.

     Section 6. FURTHER ASSURANCES. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

     Section 7. CERTAIN EVENTS. The Optionholder agrees that this Agreement and the obligations hereunder shall attach to the Willette Options and shall be binding upon any Person to which legal or Beneficial Ownership of any such VCI Stock Option shall pass, whether by operation of Law or otherwise, including without limitation the Optionholder's heirs, guardians, administrators or successors or as a result of any divorce.

     Section 8. STOP TRANSFER. The Optionholder agrees with, and covenants to, Allied that the Optionholder shall not request that VCI register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Willette Options, unless such transfer is made in compliance with this Agreement.

     Section 9. RULE 145 AFFILIATE. The Optionholder, if deemed by Allied in its sole discretion to be an "affiliate" for purposes of Rule 145 under the Securities Act of 1933, as amended, hereby agrees to deliver to Allied, on or prior to the Effective Time, a written agreement in form and substance acceptable to Allied, restricting the disposition of the Allied Option and the Allied Option Shares.

     Section 10. TERMINATION. In the event the Merger Agreement is terminated at any time prior to the Effective Time and the transactions contemplated thereby are abandoned, this Agreement shall terminate and be of no further force and effect.

     Section 11.  MISCELLANEOUS.

          (a) All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the day of service if served personally on the party to whom notice is to be given; (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission, provided that a copy shall be sent via certified mail, return receipt requested, simultaneously with any such facsimile; (iii) on the Business Day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

     If to the Optionholder       E. David Willette
     or to VCI:                   c/o Vaughn Communications, Inc.
                                  5050 West 78th Street
                                  Minneapolis, MN 55435
                                  Facsimile No.: (612) 832-3241

     If to Allied:                Allied Digital Technologies Corp.
                                  140 Fell Court
                                  Hauppauge, NY 11788
                                  Facsimile No.: (516) 232-5370
                                  Attn:  Chief Executive Officer

                                  with a copy to:

                                  399 Venture Partners, Inc.
                                  399 Park Avenue - 14th Floor
                                  New York, NY 10043
                                  Facsimile No.: (212) 888-2940
                                  Attn:  Michael A. Delaney

                                  and:

                                  Morgan, Lewis & Bockius LLP
                                  101 Park Avenue
                                  New York, NY 10178
                                  Attn:  Philip H. Werner, Esq.
                                  Facsimile No.: 212-309-6273

     or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

          (b) At any time prior to the Effective Time, any party hereto may, with respect to any other party hereto, (i) extend the time for the performance of any of the obligations or other acts, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

          (c) The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          (d) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by the Merger Agreement is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner.

          (e) This Agreement, including all exhibits, disclosure schedules and schedules hereto, constitutes the entire agreement and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof and except as otherwise expressly provided herein.

          (f) Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either party (whether by operation of law or otherwise) without the prior written consent of the other party hereto. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other Person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

          (g) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties hereto shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at Law or in equity.

          (h) No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other tight. All tights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

          (i) Notwithstanding anything herein to the contrary, the Optionholder does not make any agreement or understanding herein in his capacity as director of VCI and the agreements set forth herein shall in no way restrict him in the exercise of his fiduciary duties as a director of VCI. The Optionholder has executed this Agreement solely in his capacity as the record or beneficial holder of the Willette Options or as the Trustee of a trust whose beneficiaries are the Beneficial Owners of the Willette Options.

          (j) Each party agrees to bear its own expenses in connection with the transactions contemplated hereby.

          (k) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without regard to any conflict of laws provisions that might indicate the applicability of the laws of any jurisdiction other than the State of New York), except to the extent that the Delaware General Corporation Law ("DGCL") applies as a result of Allied being incorporated in the State of Delaware in which case the DGCL shall apply to the extent required under applicable choice of law doctrines.

          (l) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATIVE TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN. EACH OF THE PARTIES HERETO ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF SUCH PARTY. THE SCOPE OF THIS WAIVER, IF ANY, IS INTENDED TO ENCOMPASS ANY AND ALL DISPUTES THAT MAY BE FILED N ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH OF THE PARTIES HERETO FURTHER WARRANTS AND REPRESENTS THAT HE OR IT HAS REVIEWED THIS PROVISION WITH HIS OR ITS LEGAL COUNSEL, AND THAT HE OR IT KNOWINGLY AND) VOLUNTARILY WAIVES HIS OR ITS JURY TRIAL RIGHTS. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

          (m) Notwithstanding anything in this Agreement or any other document agreement or instrument contemplated hereby or entered into in connection with the transactions contemplated hereby to the contrary, (i) the obligations and liabilities of Allied hereunder shall be without recourse to any shareholder of Allied or any of such shareholder's Affiliates, directors, employees, officers or agents and shall be limited to the assets of Allied and (ii) none of the shareholders of Allied or any of such shareholder's Affiliates, directors, employees, officers or agents has made any (or shall be deemed to have made any) representations, warranties or covenants (express or implied) under or in connection with this Agreement.

          (n) This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                             [SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                            ALLIED DIGITAL TECHNOLOGIES CORP.



                                            By   /S/ Emily M. Hill
                                              -------------------------------
                                              Name:  Emily M. Hill
                                              Title: Senior Vice President -
                                                     Finance



                                            VAUGHN COMMUNICATIONS, INC.


                                            By   /S/ E. David Willette
                                              -------------------------------
                                              Name:  E. David Willette
                                              Title: Chief Executive Officer


                                              /S/  E. David Willette
                                              -------------------------------
                                              E. David Willette

                                     SCHEDULE I

                                      OPTIONS

                                    No. of VCI Stock                    No. of Shares of
                                  Options to Purchase                   VCI Common Stock
                                     Shares of VCI                Purchasable upon Exercise of     Exercise Price
         Optionholder                 Common Stock                 Each Such VCI Stock Option         Per Share
         ------------                 ------------                 --------------------------         ---------
 E. David Willette                         1                                 20,500                    $3.1250

 E. David Willette                         1                                 22,000                    $5.1000

 E. David Willette                         1                                 34,000                    $5.8438

 E. David Willette                         1                                 27,000                    $7.5438

 E. David Willette                         1                                 25,000                   $11.0500


                                                                       EXHIBIT A

                     STOCK OPTION AGREEMENT AND LETTER OF GRANT
                             PERSONAL AND CONFIDENTIAL

_______________, 1998

E. David Willette
[address]

RE:  STOCK OPTION GRANT

Dear Mr. Willette:

     In order to provide incentive to you to contribute to the successful operations of Allied Digital Technologies Corp. (the "COMPANY") and its Affiliates, and in accordance with the terms of the Option Termination and Grant Agreement between you and the Company dated the date hereof (the "OPTION TERMINATION AGREEMENT") and subject to the terms and conditions hereof, the Company is offering you by means of this Stock Option Agreement (this "AGREEMENT") a non-qualified option ("OPTION") to purchase 10,000 authorized but unissued or reacquired shares ("SHARES") of Series C Preferred Stock, par value $.0l per share, of the Company ("SERIES C PREFERRED"). Terms not otherwise defined herein shall have the meanings ascribed thereto in the Agreement and Plan of Merger by and between Twin Acquisition Corp. and Vaughn Communications, Inc. (the "MERGER AGREEMENT"). This offer is subject to the following terms and conditions:

     1. NUMBER OF OPTIONS. Subject to the terms and conditions hereof, the Company hereby grants to you, as of the Effective Time, one Option to purchase 10,000 shares of Series C Preferred.

     2. EXERCISE PRICE. The price (the "EXERCISE PRICE") at which the Series C Preferred may be acquired upon the exercise of the Option shall be $543,634.30 to be paid by you in cash or in surrender to the Company of shares of Series B Preferred Stock of the Company, par value $.01 per share ("SERIES B PREFERRED") or a combination of both cash and shares of Series B Preferred.

     3. VESTING/EXERCISE PERIOD. The Option shall be fully vested and exercisable on the date of grant. The Option shall expire on the tenth anniversary of the date of grant unless sooner terminated pursuant to Section 5 thereof.

     4. TRANSFERABILITY. Neither the Option nor any portion thereof shall be transferable by you other than will or the laws of descent and distribution, and the Option may not be exercised by anyone other than you during your lifetime.

     5.   SHARE REPURCHASE OR REDEMPTION.

          (a) SALE EVENT. If you undergo a cessation of employment during the term of this Option, you must exercise the Option within twenty calendar days of the date of such cessation or the Option shall be forfeited at the end of such twenty day period without any further rights therein, and the Shares you purchase (if any) will be subject to repurchase pursuant to the terms of Article IV of the Investors' Agreement, dated as of September 24, 1998, as such agreement may have been or may be modified or amended from time to time (the "INVESTORS' AGREEMENT").

          (b) SALE OF THE COMPANY. Immediately upon the occurrence of a Sale of the Company (as such term is defined in the Amended and Restated Certificate of Incorporation of the Company (the "CERTIFICATE OF INCORPORATION")), you must either exercise the Option concurrently with the Sale of the Company or the Option shall be forfeited without any further rights therein, and the Shares you purchase (if any) will be subject to redemption pursuant to the terms of the Certificate of Incorporation.

     6. MANNER OF EXERCISE. You must exercise the Option in whole (not in part). You may exercise the Option only by giving the Chief Financial Officer of the Company written notice by personal hand delivery to the Chief Financial Officer or by registered or certified mail, postage prepaid, at the following address of your intent to exercise the Option: Allied Digital Technologies Corp., 140 Fell Court, Hauppauge, New York 11788, Attn.: Chief Financial Officer.

     7. PAYMENT OF EXERCISE PRICE. If you exercise the Option, you must pay the purchase price in U.S. dollars (by check). In no event will any Shares be transferred to you on the exercise of the Option until the Company has received the full payment pursuant to Section 2 and until the provisions of Section 8 are satisfied.

     8.   DELIVERY OF SHARES AND COMPLIANCE WITH LAWS.

          (a) GENERAL. The Company shall, upon payment of the Exercise Price for the number of Shares purchased and paid for, make prompt delivery of such Shares to you; PROVIDED THAT, if any law or regulation requires the Company to take any action with respect to such Shares before the issuance thereof, then the date of delivery of such Shares shall be extended for the period necessary to complete such action.

          (b) LISTING, QUALIFICATIONS, ETC. The Option shall be subject to the requirement that if, at any time, counsel to the Company shall determine that the listing, registration or qualification of the Shares subject hereto upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, or that the disclosure of nonpublic information or the satisfaction of any other condition is necessary as a condition of, or in connection with, the Issuance or purchase of Shares thereunder, the Option may not be exercised unless such listing, registration, qualification, consent or approval, disclosure or satisfaction of such other condition shall have been effected or obtained on terms acceptable to the Company. Nothing herein shall be deemed to require the Company to apply for, effect or obtain such listing, registration, qualification, or disclosure, or to satisfy such other condition.

     9. REPRESENTATIONS AND WARRANTIES. You represent and warrant to the Company as follows:

          (a) AUTHORITY. You have the requisite power, authority and capacity to execute and deliver this Agreement, to perform your obligations hereunder and to consummate the transactions contemplated hereby.

          (b) INVESTMENT INTENTION; NO RESALES. You are acquiring the Option being purchased by you hereunder for the purpose of investment and not with a view to, or for resale in connection with, the distribution thereof, and not wit any present intention of distributing such Option. The Option was offered and sold to the undersigned directly and not by any form of general solicitation or general advertising.

          (c) ACCREDITED INVESTOR. You are an "accredited investor" as such term is defined in Rule 50l(a) of Regulation D promulgated under the Securities Act of 1933, as amended.

     10. STATUS UPON ISSUANCE. Upon exercising the Option and prior to the issuance of the Shares by the Company, you shall execute and deliver to the Company (i) written documentation satisfactory to the Company that, as of such date, the representations and warranties set forth in Sections 9(b) and (c) hereof are true and correct in all respects and (ii) such other representations, warranties and other provisions as the Company may reasonably request.

     11. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Company and you with respect to the matters contained herein.

     12. BINDING EFFECT. This Agreement shall inure to the benefit of and shall be binding upon the Company and you and your and its respective heirs, legal representatives, successors and assigns. Nothing in this Agreement express or implied, is intended to or shall confer on any person other than the Company and you, or your or its respective heirs, legal representatives, successors or assigns, any rights, remedies, obligations or liabilities.

     13. AMENDMENTS AND WAIVERS. This Agreement may not be modified or amended except by an instrument in writing signed by the Company and you. The Company and you may, by an instrument in writing, waive compliance by the other party with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with. The waiver by any such party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

     14. SECTION AND OTHER HEADINGS. The section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement

     15. RIGHTS AS A SHAREHOLDER OR EMPLOYEE. You shall have no rights as a shareholder with respect to any Shares covered by the Option until the date of the issuance of a certificate or certificates for the Shares for which the Option has been exercised. No adjustment shall be made for dividends (ordinary or extraordinary, whether cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate or certificates are issued Nothing in this Agreement shall confer upon you any right to be in the employ of the Company or any Affiliate thereof, or, if you are employed by the Company or any Affiliate thereof, interfere in any way with any right of the Company to terminate your employment at any time.

     16. FURTHER ASSURANCES. The Company and you shall do and perform all such further acts and things and execute and deliver all such other certificates, instruments and/or documents (including without limitation, such proxies and/or powers of attorney as may be necessary or appropriate) as either party hereto may, at any time and from time to time, reasonably request in connection with the performance of any of the provisions of this Agreement.

     17. ACKNOWLEDGMENT. You accept the Option subject to all the terms and provisions of this Agreement. You agree to accept as binding, conclusive and final all decisions or interpretations of the Board of Directors of the Company (the "BOARD") or any committee appointed by the Board upon any questions arising under this Agreement. You agree to consult your independent tax advisors with respect to the income tax consequences to you, if any, of the Option and you authorize the Company to withhold in accordance with applicable law from any compensation otherwise payable to you any taxes required to be withheld by federal, state or local law as a result of the Option.

     18. CERTAIN RESTRICTIONS. THE SECURITIES REPRESENTED BY THIS OPTION GRANT ARE SUBJECT TO THE RESTRICTIONS, RIGHTS TO REPURCHASE AND TO REQUIRE TRANSFERS CONTAINED IN AN INVESTORS' AGREEMENT, DATED AS OF SEPTEMBER 24, 1998, AS SUCH AGREEMENT MAY BE AMENDED, MODIFIED OR RESTATED FROM TIME TO TIME (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE ISSUER HEREOF).

     THE SECURITIES REPRESENTED BY THIS OPTION GRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD OR TRANSFERRED EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR (ii) AN APPLICABLE EXEMPTION FROM REGISTRATION THEREUNDER OR UNDER APPLICABLE STATE SECURITIES LAWS.

     You should execute the enclosed copy of this Agreement and return the executed copy to Emily Hill at the Company as soon as possible. The additional copy is for your records.

Sincerely yours,

ALLIED DIGITAL TECHNOLOGIES CORP.

By:
   -------------------------------

ACCEPTED AND AGREED TO:


----------------------------------
E. David Willette